May 30, 2023 Coherent – Mitsubishi MOU Summary Exhibit 99.1

coherent –Mitsubishi electric mou summary On May 26, 2023, Coherent Corp. and Mitsubishi Electric Corporation announced a memorandum of understanding (“MOU”) to support Mitsubishi’s new 200mm SiC manufacturing process In March 2023 Mitsubishi announced that it had increased a previously announced investment over five years to ~260 billion yen, including a new Mitsubishi greenfield wafer fabrication plant for SiC power devices based on 200 mm technology; https://www.mitsubishielectric.com/news/index.html Under the terms of the MOU, Coherent and Mitsubishi will collaborate on the productization of 200mm n-type 4H SiC substrates to support Mitsubishi’s 200mm growth plan Coherent will provide 200mm SiC substrates to Mitsubishi as part of the collaboration Coherent plans to enter into a long-term 200mm SiC substrate supply agreement for Mitsubishi’s future SiC power devices manufactured at its new facility